SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549


                           FORM 11-K


(Mark One)

    [X]
                             Annual Report
                   Pursuant to Section 15(d) of the
                    Securities Exchange Act of 1934
                             (Fee Required)
                For the fiscal year ended June 30, 1996

                                  OR


    [ ]      Transition report pursuant to Section 15(d) of the
                     Securities Exchange Act of 1934
                           (No Fee Required)

                  For the transition period from

               Commission File Numbers 33-21553 and 33-23640


             ATLANTIC RICHFIELD CAPITAL ACCUMULATION PLAN III
                           (Title of the Plan)



                        ATLANTIC RICHFIELD COMPANY
                         515 South Flower Street
                      Los Angeles, California  90071

                 (Name and address of principal executive office of the issuer of the securities)



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           ATLANTIC RICHFIELD CAPITAL ACCUMULATION PLAN III

                              SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the Plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   ATLANTIC RICHFIELD CAPITAL
                                   ACCUMULATION PLAN III


                                      /s/ CYNTHIA L. BENGTSON
                                   By ________________________________
                                           CYNTHIA L. BENGTSON
                                        Secretary  of  the
                                        Capital Accumulation
                                        Plan III
                                        Administrative Committee


Date:  December 12, 1996